Exhibit 99.1

UNIFI, Makers of REPREVE®, Elects Frank Blake to the Board of Directors

Contributes decades of strategic, commercial and executive experience to the Board

Greensboro, N.C. Sep. 1, 2022 -- Unifi, Inc. (NYSE: UFI), makers of REPREVE and one of the world's leading innovators in recycled and synthetic yarns, today announced the election of Frank Blake to the Company’s Board of Directors, effective September 5, 2022.

Al Carey, Executive Chairman of UNIFI, stated, “We are excited to welcome Frank to UNIFI’s Board of Directors.  He brings decades of leadership experience driving commercial excellence with industry-leading companies.  We are confident that his contributions and expertise will amplify UNIFI’s growth trajectory.”

Mr. Blake added, “I am grateful to join the Board of Directors of UNIFI and excited to become more involved with a company at the forefront of sustainable practices.  With sustainability leading so many commercial decisions in today’s world, I believe UNIFI is well-positioned to continue to be a market leader in the space for years to come.  I look forward to working with everyone at UNIFI and further building upon their long history of successes and market leadership.”

Mr. Blake currently serves as the non-executive Chairman of Delta Air Lines, Inc.’s board of directors. He served as the Chairman and CEO of The Home Depot from 2007 until November 2014 and thereafter as Chairman of the board of directors until his retirement in February 2015. He previously served as Vice Chairman of the board of directors of The Home Depot and as Executive Vice President. Mr. Blake joined The Home Depot in 2002 as Executive Vice President — Business Development and Corporate Operations. He was previously the Deputy Secretary for the U.S. Department of Energy and served in a variety of executive positions at General Electric Company, including as Senior Vice President, Corporate Business Development in charge of all worldwide mergers, acquisitions and dispositions. Additionally, Mr. Blake is a member of the board of directors of Macy’s, Inc. and was previously a member of the board of directors of The Procter & Gamble Company.

Mr. Blake holds a bachelor’s degree from Harvard University and received his juris doctor degree from Columbia Law School.

About UNIFI:

Unifi, Inc. (NYSE: UFI) is a global textile solutions provider and one of the world's leading innovators in manufacturing synthetic and recycled performance fibers. Through REPREVE®, one of UNIFI’s proprietary technologies and the global leader in branded recycled performance fibers, UNIFI has transformed more than 30 billion plastic bottles into recycled fiber for new apparel, footwear, home goods and other consumer products.  UNIFI continually innovates technologies to meet consumer needs in moisture management, thermal regulation, antimicrobial protection, UV protection, stretch, water resistance and enhanced softness. UNIFI collaborates with many of the world's most influential brands in the sports apparel, fashion, home, automotive and other industries. For more information about UNIFI, visit www.unifi.com.

For more information, contact:

Davis Snyder

Alpha IR Group

312-445-2870

UFI@alpha-ir.com

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